EXHIBIT 10ss

                    Settlement Agreement


          Settlement Agreement between Max E. Raydon (here-after referred to as "you") and Homeland Stores, Inc. (the
"Corporation"), dated as of December 31, 1994.

          1. Severance Payments. In connection with the termination of your employment by the Corporation, effective as of December 31, 1994 (the "Termination Date"), the Corporation agrees to pay you, in accordance with the terms of the Employment Agreement between you and the Corporation, dated as of August 11, 1994, a single lump sum amount equal to $600,000 upon the execution and delivery of this Settlement Agreement. This amount will not be subject to any offset, mitigation or other reduction as a result of your receiving salary or other compensation by reason of your securing other employment.

          2. Resignation of Offices. Effective upon the Termination Date, you hereby voluntarily resign as President and Chief Executive Officer and as a member of the Board of Directors (the "Board"). Effective upon the date hereof, you hereby also voluntarily resign from each other position, whether as a director, officer or both, you hold on such date with Homeland Holding Corporation (the "Parent") and each of the Corporation's subsidiaries (the Parent and such subsidiaries hereinafter referred to as the "Affiliates").

          3. Employee Programs. For a period of thirty - six months, the Corporation shall provide you with the same medical, dental, vision, life and disability insurance and other welfare benefits as it provides to its executive offi-cers (the "Welfare Benefits Arrangements"). If the Corpora-tion is unable to or chooses not to continue any such cover-age for all or any portion of such period, it shall not be obligated to provide such coverage and shall instead pay you (within 15 days after such coverage is to cease) an amount equal to (A) the remainder of (x) 36 minus (y) the number of months that such coverage is so provided times (B) the monthly amount it would have paid with respect to such coverage under the applicable the Welfare Benefit Arrange-ment.

          4. Release. In consideration of the Corpora-tion's payment to you of the amount described in paragraph 1 above and the benefits described in paragraph 3, you hereby release and discharge the Corporation and each of its sub-sidiaries, parents, officers, directors, employees, agents and assigns from any and all claims, liabilities, demands or causes of actions, known or unknown, arising out of or in any way connected with or related to the termination of your employment, including, without limitation, any claims: (i) based on any local, state or Federal statute relating to age, sex, race or other form of discrimination (including, without limitation, the Age Discrimination in Employment Act of 1967, as amended), (ii) of wrongful discharge, (iii) related to any breach of any implied or express contract (whether oral or written) and (iv) for intentional or negli-gent infliction of emotional harm, defamation or any other tort. However, expressly excluded from this Release are (i) any and all claims for vested benefits under any employee benefit plan maintained by the Corporation or any of its subsidiaries, and (ii) any and all claims (even if referred to above) arising from your incurrence of debt in connection with your acquisition of stock in the Parent during your employment.

          The Corporation hereby releases you from any and all claims, known or unknown, arising out of or relating to your employment with the Corporation, provided that expressly excluded from this Release are (i) any and all claims (even if referred to above) arising out of or relating to (A) any fraud against the Corporation or (B) your intentional and wilful misconduct and (ii) any and all claims (even if referred to above) arising out of or related to your acquisition of stock in the Parent during your employment.

          5. Voluntary Action. You hereby acknowledge that (i) you have read this Settlement Agreement (including, without limitation, the release set forth in paragraph 4 hereof), (ii) you fully understand the terms of this Settlement Agreement and (iii) you have executed this Settlement Agreement voluntarily and without coercion, whether express or implied.

          6. No Derogatory Comments. You agree to refrain from making any derogatory comment concerning the Corpora-tion or any of its Affiliates, or any of the current or former shareholders, officers, directors or employees of the Corporation or its subsidiaries or from taking any other action with respect to the Corporation which is reasonably expected to result, or does result, in damage to the business or reputation of the Corporation or any of its Affiliates or any of the current or former shareholders, officers, directors or employees of the Corporation or its subsidiaries, but expressly excluding herefrom any comments by you to enforce any rights or claims against the Corporation which are not released by you in paragraph 4 above. The Corporation agrees to refrain from making any derogatory comment about you, but expressly excluding herefrom any comments by the Corporation to enforce any rights or claims against you (or to defend any claims by you) which are not released in paragraph 4 above.

          7. Non-disclosure. Without the prior written consent of the Corporation, except to the extent required by an order of a court having competent jurisdiction or under subpoena from an appropriate government agency, you shall not disclose any trade secrets, customer lists, drawings, designs, product development and related information, marketing plans and related information, sales plans and related information, manufacturing plans and related inform-ation, management organization and related information (including data and other information related to members of the Board and management), operating policies and manuals, business plans and related information, financial records and related information, packaging design and related information or other financial, commercial, business or technical information related to the Corporation or its Affiliates to any third person unless such information has been previously disclosed to the public by the Corporation or has become public knowledge other than by a breach of this Agreement.

          8. Return of Documents and Property. You agree that upon your termination of employment you shall return to the Corporation (i) any documents and materials containing trade secrets and other confidential information relating to the Corporation's business and affairs, and (ii) any other documents, materials and other property belonging to the Corporation or any of its subsidiaries that are in your possession or control.

          9. Indemnity. The Corporation or one of its Affiliates, as appropriate, shall indemnify you for any claim arising out of or in connection with Employee's serv-ice as a member of the Corporation's board of directors, as President or Chief Executive Officer of the Corporation and as an officer, director or employee of any of the Corpora-tion's Affiliates in the same manner and to the same extent as the Company or such Affiliate, as the case may be, indem-nifies its then current directors, officers or employees.

          10. Entire Agreement. This Settlement Agreement constitutes the entire agreement among you and the Corpora-tion with respect to the subject matter hereof, and all promises, representations, understandings, arrangements and prior agreements relating to such subject matter (including, without limitation, the Employment Agreement referred to in paragraph 1) are merged herein and superseded hereby.

          11. Binding Effect. This Settlement Agreement shall be binding on and inure to the benefit of the Corpora-tion and each of its successors and assigns. This Settle-ment Agreement shall also be binding on and inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, heirs, distribu-tees, devisees and legatees.

          12. Remedies. You acknowledge that a material part of the inducement for the Corporation to enter into this Agreement is your covenants set forth in Sections 6 through 8 hereof. You agree that if you shall breach any of those covenants, the Corporation shall have no further obli-gation to provide you any benefits otherwise payable here-under (except as may otherwise be required at law) and shall be entitled to such other legal and equitable relief as a court shall reasonably determine.

          13. Governing Law. The validity, interpretation, construction and performance of this Separation Agreement shall be governed by the laws of the State of Oklahoma, without giving effect to its conflict of laws provisions.


                              HOMELAND STORES, INC.

Witnessed:                    Mark S. Sellers

Linda Kenney

                              MAX E. RAYDON

Witnessed:                    Max E. Raydon

Joe M. Hampton